Exhibit 10.3

April 4, 2025

Mark Boelke
Chief Financial Officer and Treasurer

Entravision Communications Corporation (the “Company”)

1 Estrella Way

Burbank, CA 91504

Re: Adjustment to Severance Terms

Dear Mark,

This letter agreement (the “Agreement”) sets forth the terms of an adjustment to participation in the Entravision Communications Corporation Executive Severance and Change in Control Plan (the “Severance Plan”). All capitalized terms used but not defined in this Agreement have the definitions given to them in the Severance Plan.

1)
Severance Calculation Adjustment. If your Date of Termination occurs on or before December 31, 2026, then, solely for purposes of calculating severance payments under the Severance Plan:
a)
your Base Salary will be deemed to be your annual base salary as of December 31, 2024;
b)
your Target Bonus will be deemed to be your Base Salary (as adjusted in subsection (a) above), multiplied by the target amount percentage set forth in your Executive Compensation Letter; and
c)
“actual Company performance”, as such term is used in Section 4 of the Severance Plan, will be deemed to be your Target Bonus (as adjusted in subsection (b) above).
2)
No Further Modifications. Except as expressly set forth in this Agreement, all other terms and conditions of the Severance Plan remain unchanged and in full force and effect.
3)
Acknowledgment and Acceptance. By signing below, you acknowledge and agree to the terms of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Please confirm your acceptance by signing below and returning a copy of this Agreement.

Sincerely,

Entravision Communications Corporation

/s/ Michael Christenson

Michael Christenson

Chief Executive Officer

Accepted and Agreed:

/s/ Mark Boelke

Mark Boelke
Date: April 4, 2025